UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 4, 2015

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Officer Resignations
On December 4, 2015 in accordance with the previously announced executive succession plan, David H. Hoster II submitted his resignation as Chief Executive Officer of EastGroup Properties, Inc. (the “Company”) effective December 31, 2015. Mr. Hoster has been Chief Executive Officer of the Company since 1997 and served as President from 1994 to March 2015. Also on December 4, 2015, Leland R. Speed submitted his resignation as Chairman of the Board of the Company, effective December 31, 2015. Mr. Speed has been a Director of the Company since 1978, Chairman since 1983 and was Chief Executive Officer from 1983 to 1997.
Appointment of Chief Executive Officer
On December 4, 2015, the Board of Directors (the “Board”) of the Company appointed Marshall A. Loeb as Chief Executive Officer effective January 1, 2016. Mr. Loeb has served as President and Chief Operating Officer of the Company since March 2015. Prior to rejoining the Company, Mr. Loeb served as President and Chief Operating Officer of Glimcher Realty Trust from 2005 to 2015. From 2000 to 2005, Mr. Loeb served as Chief Financial Officer of Parkway Properties, Inc. Mr. Loeb, who was with EastGroup from 1991 to 2000, began with the Company as an asset manager and rose to senior vice president after having a variety of responsibilities with the Company. He established EastGroup’s western regional office in Phoenix where he oversaw all the Company’s real estate activities in the western United States including acquisitions, development, leasing and property operations.
Mr. Loeb’s compensation for 2015, which was approved by the Compensation Committee, includes a base salary of $500,000 (annualized), a target cash bonus equal to 100% of base salary and target short- and long-term equity incentive awards in the form of restricted stock each equal to 75% of base salary for a total target compensation of $1,750,000 (annualized). The Company also reimbursed Mr. Loeb for the costs of relocation to Jackson, Mississippi.
Mr. Loeb’s compensation for 2016, along with the Company’s other executive officers, will be established by the Compensation Committee in accordance with the Committee’s regular procedures.
Board Governance
Mr. Hoster will remain on the Board and has been appointed its Chairman effective January 1, 2016. His knowledge of the Company and extensive experience with industrial real estate provide valuable insight to the Board of Directors. For 2016, Mr. Hoster will receive a $250,000 stipend for his work as Chairman in addition to the regular cash and equity compensation for Board service under the Company’s Director Compensation Program.
Also, as part of this transition, Mr. Speed has agreed to remain on the Board as its Chairman Emeritus. As founder of the Company, Mr. Speed has provided outstanding leadership and strategic vision for over 30 years as Chairman and he has been instrumental in the development and implementation of the Company’s investment strategy. In recognition of the past service and in connection with Mr. Speed’s continuing service and role in providing guidance and support to the Company’s executive team in connection with the currently ongoing transition of the leadership of the Company and his future involvement in the Company’s investment strategy, the Company awarded Mr. Speed a one-time cash award in the amount of $750,000. The award is payable in five equal annual installments of $150,000 on June 30 of each year beginning June 30, 2016, provided that Mr. Speed continues to serve as a director of the Company through June 30, 2016.
Appointment of New Director
On December 4, 2015, in connection with the appointment of Mr. Loeb as Chief Executive Officer, effective January 1, 2016, the Board expanded the size of the Board from nine to ten members and appointed Mr. Loeb as a member of the Board. Mr. Loeb brings to the Board extensive industry experience, familiarity with the day-to-day operations of the Company and significant insight into issues facing the industry. There are no arrangements or understandings between Mr. Loeb and any other persons pursuant to which Mr. Loeb was appointed a director of the Company. Except for Mr. Loeb’s compensation arrangement discussed above in connection with his appointment as President and Chief Operating Officer in March 2015, there are no transactions in which Mr. Loeb has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 10, 2015

EASTGROUP PROPERTIES, INC.

By:	/s/ N. KEITH MCKEY
N. Keith McKey
Executive Vice President,
Chief Financial Officer, Treasurer and
Secretary